Exhibit 99.1

Albemarle Promotes Luke Kissam to President

BATON ROUGE, La., March 15, 2010 /PRNewswire via COMTEX/ — Albemarle Corporation (NYSE: ALB), a leading provider of innovative and sustainable specialty chemical solutions, announced today that Luke Kissam has been elected President of the company. In this role, Mr. Kissam will oversee all aspects of the company’s global business and operational activities.

“This is a well-deserved promotion that recognizes Luke’s past achievements, as well as his current leadership on key strategic initiatives,” said Mark C. Rohr, Chairman and Chief Executive Officer of Albemarle. “As we enter a recovery period for the world economies, Luke’s broad leadership capabilities will help accelerate our globalization efforts and success as an innovative solutions provider for our expanding customer base.”

An industry veteran with over twenty years of experience, Mr. Kissam joined Albemarle as Vice President, General Counsel and Secretary in 2003. Since that time, he has held several roles of increasing responsibility. Most recently, he served as Senior Vice President, Manufacturing and Law, and Corporate Secretary and was named Executive Vice President in May 2009.

Mr. Kissam graduated summa cum laude with a Bachelor’s degree in English from The Citadel in 1986 and graduated magna cum laude from the University of South Carolina School of Law in 1989.

About Albemarle Corporation

Albemarle Corporation, headquartered in Baton Rouge, Louisiana, is a leading global developer, manufacturer, and marketer of highly-engineered specialty chemicals for consumer electronics, petroleum refining, utilities, packaging, construction, automotive/transportation, pharmaceuticals, crop protection, food-safety and custom chemistry services. The Company is committed to global sustainability and is advancing its eco-practices and solutions in its three business segments, Polymer Solutions, Catalysts, and Fine Chemicals. Corporate Responsibility Magazine recently selected Albemarle to its prestigious “100 Best Corporate Citizens” list for 2010. Albemarle employs approximately 4,000 people and serves customers in approximately 100 countries. To learn more, visit www.albemarle.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding Albemarle Corporation’s business that are not historical facts are “forward-looking statements” that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in the Company’s Annual Report on Form 10-K.